ARTICLES OF AMENDMENT TO

ARTICLES OF INCORPORATION

eCom eCom.com, Inc.

DOCUMENT NO. P94000045498

Pursuant to the provisions of Section 607.1006 of the Florida Statutes, this Florida Corporation adopts to the following amendments to its Articles of Incorporation.

NEW CORPORATION NAME

1.         The new corporate name is GREEN ENERGY GROUP, INC.

2.         The Board of Directors unanimously approved this name change.

3.         The amendments were adopted by the Board of Directors without shareholder action as shareholder action was not required and all other existing articles remain in effect.

Signed on this 28th day of February, 2011

By:   /s/ Barney A. Richmond

        eCom eCom.com, Inc.

        Barney A. Richmond, President

           APPROVED

                AND

              FILED

   11 MAR -3  PM 12:54

 SECRETARY OF STATE

TALLAHASSEE, FLORIDA